Exhibit 99.1
Liberty Global Schedules Investor Call for Second Quarter 2026 Results

Denver, Colorado – June 2, 2026

Liberty Global Ltd. (“Liberty Global” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK) today announced plans to release its second quarter 2026 results on the morning of Friday, July 24, 2026. You are invited to join in its Investor Call, which will begin at 09:00 a.m. (Eastern Time). During the call, management will discuss the Company’s results and may provide other forward-looking information.

A listen-only webcast, along with a summary investor presentation, can be found on the Liberty Global website at https://edge.media-server.com/mmc/p/ben8fi8v. The webcast will be archived in the Investor Relations section of the Company’s website for at least 75 days.
ABOUT LIBERTY GLOBAL

Liberty Global Ltd. (Nasdaq: LBTYA, LBTYB, LBTYK) delivers long-term shareholder value through the strategic management of two complementary platforms: Liberty Telecom and Liberty Growth.

Liberty Telecom is a world leader in converged broadband, video and mobile communications, providing approximately 80 million fixed and mobile connections across Europe through advanced fiber and 5G networks that empower customers and strengthen national economies. The business generates aggregate revenue of $22 billion, including approximately $18 billion from nonconsolidated joint ventures and $4 billion from consolidated operations.

Liberty Growth invests in scalable businesses across the technology, media, sports and infrastructure sectors, with a portfolio of roughly 70 companies and funds valued at $3.4 billion.*

Together, these platforms reflect Liberty Global's focus on operating, enabling and investing in businesses with strong strategic fit and the potential to deliver sustainable long-term returns.

*As independently valued as of December 31, 2025.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations	Corporate Communications
Michael Bishop +44 20 8483 6246	Pádraig McGarrigle +44 7474 736967
Lewis Chong +44 7927 583187